Exhibit 99.1

OpGen Announces Pricing of a $5.4 Million Public Offering of Common Stock

GAITHERSBURG, Md., March 26, 2019 (GLOBE NEWSWIRE) -- OpGen, Inc. (Nasdaq: OPGN) announced today the pricing of an underwritten public offering of 9 million shares of its common stock at a public offering price of $0.60 per share. The company also granted the underwriters a 45-day option to acquire an additional 1,350,000 shares to cover overallotments in connection with the offering. The offering is expected to close on or about March 28, 2019, subject to customary closing conditions.

Aegis Capital Corp. acted as the sole book-running manager for the offering.

The gross proceeds of the offering are expected to be approximately $5.4 million, prior to deducting underwriting discounts and other estimated offering expenses.

OpGen anticipates using the net proceeds of this offering for research and development and regulatory activities in support of the company’s anticipated FDA 510(k) submissions for the Acuitas® AMR Gene Panel test and the Acuitas Lighthouse® Software, commercialization of the Acuitas RUO products and Acuitas in vitro diagnostic products following receipt of FDA clearance, and investments in manufacturing and operations relating to sales of the company’s products. The company anticipates using the remaining proceeds for general corporate purposes, capital expenditures and working capital.

The shares will be issued pursuant to a registration statement on Form S-1 (333-230036) that was declared effective by the Securities and Exchange Commission (SEC) on March 25, 2019. A preliminary prospectus related to the offering was filed with the SEC and a final prospectus will be filed with the SEC. A copy of the preliminary and final prospectus relating to the offering, when available, may be obtained by contacting Aegis Capital Corp., 810 7th Avenue, 18th Floor, New York, NY 10019, (212) 813-1010 or by accessing the SEC's website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About OpGen
OpGen, Inc. is a precision medicine company harnessing the power of molecular diagnostics and informatics to help combat infectious disease. We are developing molecular information products and services for global healthcare settings, helping to guide clinicians with more rapid and actionable information about life threatening infections, improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs.

Our molecular diagnostics and informatics  products,  product  candidates  and  services  combine  our  Acuitas  molecular  diagnostics  and Acuitas Lighthouse informatics platform for use with our proprietary, curated MDRO knowledgebase. We are working to deliver our products and services, some in development, to a global network of customers and partners. The Acuitas AMR Gene Panel (RUO) is intended for Research Use Only and is not for use in diagnostic procedures. The Acuitas Lighthouse Software is not distributed commercially  for  antibiotic  resistance  prediction  and  is  not  for  use  in  diagnostic  procedures.  For  more  information,  please visit www.opgen.com.

OpGen, Acuitas, and Acuitas Lighthouse are registered trademarks of OpGen, Inc.

OpGen Contact:
Michael Farmer
Vice President, Marketing (240) 813-1284
mfarmer@opgen.com InvestorRelations@opgen.com

Press Contact:
Matthew Bretzius
FischTank Marketing and PR matt@fischtankpr.com

Investor Contacts:
Joe Green Edison Group
jgreen@edisongroup.com